

Jean-Michel Basquiat (1960–1988)



Jean-Michel Basquiat is widely celebrated for his inventive visual language that fused graffiti with high art.

INVESTMENT THESIS

Price Appreciation of Similar Works

21.8%

Initial Offering

$12,765,000

Similar Sales



$15.0m
$10.0m
$5.0m
$0.0m
89
94
99
04
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	significant $116,961,569
Repeat Sales	view

0% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Basquiat remains one of the most influential and culturally significant artists of the 20th century, and holds the top auction record for any American artist at $110.5 million, set in 2017.
- The Painting(1982) is one of only 5 known paintings to feature a central animal figure created by Basquiat in 1982 – a formative year in which the young artist catapulted to international fame.
- A similar style and bold red palette were used by the artist to paint *The Ring* (1981), which sold for $14,945,000 in November 2019, and *Cabra* (1981-1982), which sold for $10,953,000 in November 2017.
- The Painting itself has sold four times at auction since 1988 with a 100% sell-through-rate; it is a commercial and desirable example.
- Although there are no guarantees, similar works have shown attractive historical price appreciation of 21.8% annualized from 1988 to 2019.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$116,961,569

2020 Number of Lots Sold
69

JEAN-MICHEL

BASQUIAT

b. 1960–d. 1988, NEW YORK



$12,765,000

INITIAL OFFERING

21.8%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic and oilstick on canvas | 64 × 69 in. (163 × 175 cm.)

Jean-Michel Basquiat is widely celebrated for his inventive visual language that fused graffiti with high art.

The Painting is a beautifully executed large-scale representation of a rabbit, as suggested by Jean-Michel Basquiat's chosen title. Basquiat's depiction of the rabbit is subject to various interpretations and references, including its potential to stand in for a self-portrait by the artist, the trickster Br'er Rabbit, a symbol of luck and the Chinese zodiac spirit. The bright red background and thick bold lines make the Painting particularly commercial and are reminiscent of some of the artist's best works from the early 1980s.

Similar to the Painting in style and palette, "The Ring" (1981), which features a boxer in the ring, sold for $14,945,000 on November 14, 2019 at Phillips New York, and "Cabra" (1981-1982), which features a horned human skull sold for $10,953,500 on November 16, 2017. The Painting has sold four times at auction: on November 11, 1988 at Sotheby's New York for $11,000, on November 14, 1991 at Sotheby's New York for $71,500, on May 4, 1993 at Sotheby's New York for $60,250, and most recently on May 17, 2018 at Christie's New York for $6,612,500. The 2018 sale of the Painting resulted in an annualized price appreciation of 20.6% since its prior sale in 1993. The bright colors, bold lines, subject and execution make the Painting a commercial and desirable example by Jean-Michel Basquiat.

In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018-2019. In 2018, the Brooklyn Museum also hosted a one-work show of *Untitled* (1982), which had sold on May 18, 2017 for a record price of $110,487,500. With this sale and as of October 1, 2021, Jean-Michel Basquiat holds the top auction record for any American artist. As of October 1, 2021, Jean-Michel Basquiat's auction records remain led by the aforementioned sale of *Untitled* (1982), followed by *In This Case* (1983), which sold for $93,105,000 on May 11, 2021, and *Untitled* (1982), which sold for $57,285,000 on May 10, 2016.

AS OF OCTOBER 1, 2021, JEAN-MICHEL BASQUIAT'S AUCTION RECORDS ARE LED BY *UNTITLED* (1982), WHICH SOLD FOR $110,487,500 ON MAY 18, 2017, FOLLOWED BY *IN THIS CASE* (1983), WHICH SOLD FOR $93,105,000 ON MAY 11, 2021, AND *UNTITLED* (1982), WHICH SOLD FOR $57,285,000 ON MAY 10, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$16M
$12M
$8M
$4M
1987
1990
1992
1995
1997
2000
2002
2005
2007
2010
2012
2014
2017
2019

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most interesting and controversial artists of the twentieth century. Jean-Michel was born in Brooklyn, New York, to a Puerto Rican mother and Haitian father. As a young adult, Basquiat experimented with graffiti and tagging, and became well known by the moniker SAMO in the downtown art scene in New York City. All of these shaped the formal artist practice of Jean-Michel Basquiat, and in 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled New York/New Wave. Shortly following the show at PS1, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat travelled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. The shows repeatedly sold out and collectors sought out work by the young artist, who struggled with his feelings of ambivalence towards his growing fame and fortune. Throughout his brief and glamorous career, the artist explored the experience of black identity in America, a topic still relevant today. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.





JEAN-MICHEL BASQUIAT,



JEAN-MICHEL BASQUIAT,

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise selected paintings by Jean-Michel Basquiat that were created between 1981 and 1984 that measure between 40 inches by 40 inches and 100 inches by 100 inches and feature compositions with a central figure or face(s) in Basquiat's aesthetic of thick bold lines, excluding large single skulls, and works made with collage, silkscreen inks, or on wooden cross-bar supports. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.8% CAGR implied from selected sales occurring from November 11, 1988 to November 14, 2019.

   Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 19.9% CAGR implied from 143 sales of paintings, including four past sales of the Painting, occurring from February 20, 1987 to June 30, 2021. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of sale was applied to sale records of international auction houses, and a buyer's premium of 10% was applied to sale records of regional auction houses.